Manas Petroleum Corporation Announces Completion of Public Offering and TSX-V Listing

BAAR, SWITZERLAND, May 06, 2011.

Manas Petroleum Corporation (TSXV:MNP, OTCBB:MNAP) (“Manas” or the “Company”) is pleased to announce the completion this morning of a public offering (the “Offering”) of units (the “Units”) pursuant to a long form prospectus filed in all of the Provinces of Canada except Quebec and a registration statement filed with the Securities and Exchange Commission on Form S-1 in the United States. In the Offering, Manas sold a total of 44,450,500 Units at a price of U.S.$0.50 per Unit for aggregate gross proceeds of U.S.$22,225,250. Each Unit consisted of one share of common stock in the capital of the Company and one common share purchase warrant (each a “Warrant”) and each Warrant entitles the purchaser to purchase one additional common share until May 6, 2014 at a purchase price of U.S.$0.70 per share.

Raymond James Ltd. acted as agent in the Offering. As consideration for its assistance, Manas paid to Raymond James a cash commission equal to 6.75% of the gross proceeds of the Offering and reimbursed Raymond James for expenses. In addition, Manas issued to Raymond James agents’ warrants that entitle Raymond James to purchase up to 1,333,515 shares of the Company’s common stock at a purchase price of U.S.$0.60 until May 6, 2013.

The Company is also pleased to announce that, concurrently with the completion of the Offering, it has been listed as a Tier 2 Oil and Gas issuer on the TSX Venture Exchange. Shares of Manas common stock will trade on the TSX Venture Exchange under the symbol “MNP” and the Warrants issued in the Offering will trade on the TSX Venture Exchange under the symbol “MNP.WT”. Manas will retain its current listing on the OTC Bulletin Board but the Warrants will trade only on the TSX Venture Exchange.

For further information please contact:

Roger Jenny
Corporate Secretary
Manas Petroleum Corp.
Bahnofstr. 9, P.O. Box 155
CH-6341 Baar, Switzerland
Phone: +41 44 718 1030
Fax: +41 44 718 1039
Email: info@manaspete.com
Web: www.manaspete.com

DISCLAIMER
Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.